Exhibit 35.2

SERVICER COMPLIANCE STATEMENT

DFS Services LLC

Discover Card Master Trust I

The undersigned, a duly authorized representative of DFS Services LLC (“DFS”), hereby certifies that:

(a)	A review of the activities of DFS during the fiscal year ended November 30, 2010 and of its performance under the Amended and Restated Servicing Agreement, dated January 1, 2007, as amended, by and between DFS and Discover Bank (the “Agreement”), was made under my supervision.

(b)	To the best of my knowledge, based on such review, DFS has fulfilled all of its obligations in all material respects under the Agreement throughout the fiscal year ended November 30, 2010.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 7th day of February 2011.

By:	/s/ Carlos Minetti

Carlos Minetti,
Executive Vice President, Cardmember Services and Consumer Banking